Exhibit 99.1

Company Contact:
Danette R.M. Meyer, Ph.D.(Dmyer@atrixlabs.com)
Director, Investor Relations
ATRIX LABORATORIES, INC.
(970) 482-5868
http://www.atrixlabs.com

ATRIX LABORATORIES REPORTS 2003 FOURTH QUARTER
AND YEAR-END FINANCIAL RESULTS

                    Highlights:

•	Total revenue increases 88 percent to $50 Million in 2003

•	Fourth quarter profitability achieved

•	Full year profitability goal for 2004

Fort Collins, CO (March 03, 2004) — Atrix Laboratories, Inc. (Nasdaq NM: ATRX) today announced consolidated financial results for the fourth quarter and the year ended December 31, 2003.

For the year ended December 31, 2003, total revenues increased to $50 million as compared to total revenues of $26 million for 2002. This increase in revenue includes $14 million in sales and royalty revenue from Eligard® (leuprolide acetate for injectable suspension) one-, three- and four-month prostate cancer products in 2003, a $12 million increase over 2002 sales. Significant contributions to total revenue also came from reimbursed research and development related to the clinical trials conducted in 2003 for Atrisone™ (5% topical dapsone gel) for acne and the six-month Eligard 45mg prostate cancer product. The net loss applicable to common stock for 2003 decreased 84 percent to a net loss of $3 million or $0.14 per fully diluted share, compared to a net loss applicable to common stock of $19 million or $0.95 per fully diluted share in 2002.

Significantly, Atrix achieved fourth quarter profitability in 2003, the first operationally profitable quarter under current revenue recognition rules. Total revenue for the fourth quarter 2003 was $14 million compared to total revenue for the fourth quarter 2002 of $7 million. This increase was primarily due to $5 million in Eligard sales and royalty revenue. The net income applicable to common stock for the fourth quarter 2003 was $1 million or $0.04 per fully diluted share, compared to a net loss applicable to common stock for the fourth quarter 2002 of $6 million or $0.28 loss per fully diluted share.

David R. Bethune, chairman and chief executive officer at Atrix stated, “In 2003 we met a significant goal by achieving breakeven in the third quarter and recording fourth quarter profitability. It is our expectation that 2004 will be Atrix’s first full year of profitability. By achieving full year profitability, we would meet a major milestone mapped out four years ago when we set out to transform the company from an unprofitable dental-focused company, to a strong specialty pharmaceutical company with solid growth potential. “

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Bethune continued, “Eligard sales increased steadily over 2003 and we expect these products to continue to gain U.S. market share in 2004. We also anticipate some additional Eligard revenue in 2004 following several international approvals in late 2003. Already in 2004, we have submitted a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) for a novel six-month Eligard product and expect to submit an NDA for Atrisone, our innovative acne treatment, in July 2004. These initiatives will help provide the major impetus for growth in the immediate years ahead.”

Dr. Stephen Warren, Atrix’s vice president of research and development and chief scientific officer said, “Our product pipeline focus continues to be on oncology and dermatology, areas where our technologies have the greatest application. In 2004, we plan to advance several products, including an Atrigel extended release formulation of octreotide for treatment of carcinoid syndrome and work towards a proof-of-concept study on a completely novel localized Atrigel treatment for solid tumors.”

Significant events in 2003 include:

•	U.S. approval and launch of the four-month Eligard 30mg prostate cancer product. This product proved to be pivotal, and constitutes the majority of sales in the Eligard product line.

•	German marketing authorization of one-month Eligard 7.5mg in late 2003 with three-month Eligard 22.5mg approval in January, 2004.

•	Atrix and MediGene AG signed Yamanouchi as the pan-European marketing partner for Eligard. Launch of the one- and three-month products is expected in the first half of 2004.

•	Australian approval of three Eligard products. Mayne Pharma has recently launched the products in Australia.

•	Canadian approval of the one-, three-, and four-month Eligard products. Sanofi-Synthelabo Canada has begun province-specific formulary approval of the products.

•	Licensing Japanese Eligard marketing rights to Sosei who has partnered with Nippon Organon for sales and distribution. Submission to the Japanese regulatory authorities for marketing authorization could occur in early 2005.

•	Three approvals and one tentative approval by the FDA for four generic topical dermatology products. Sandoz Inc., (formerly Geneva Pharmaceutical) is marketing the approved products. Six generic products are currently under review at the FDA.

•	Completion of the pivotal Phase III clinical trial for a novel six-month Eligard product. The NDA was submitted in February 2004.

•	Completion of the pivotal Phase III Atrisone studies. With over 3,000 patients in over 100 clinical sites around the U.S. and Canada, this was one of the biggest clinical trials ever undertaken by Atrix. NDA submission for Atrisone is expected in July 2004.

Atrix Laboratories, Inc. is an emerging specialty pharmaceutical company focused on advanced drug delivery. With unique sustained-release and topical technologies, Atrix is currently developing a diverse portfolio of proprietary products, including oncology, pain management, and dermatology products. The company also partners with large pharmaceutical and biotechnology companies to apply its proprietary technologies to new chemical entities or to extend the patent life of existing products. Additional information is available on the Atrix Laboratories, Inc. website at http://www.atrixlabs.com.

Atrix management will host a conference call on March 03, 2004 at 11:00 a.m. EST to discuss the results of operations for fourth quarter and year ended December 31, 2003. The conference will be available by telephone at 800-245-3043 with the ID: ATRIX and will also be simultaneously webcast over the Internet. The link for the webcast can be found at Atrix’s homepage at http://www.atrixlabs.com.

Safe Harbor Statement Under The Private Securities Litigation Reform Act Of 1995:

Statements made in this press release may contain statements that qualify as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995, including statements about the following topics: the company’s expectations in 2004 that Eligard will continue to gain market share in the U.S., the company expectations for additional revenue from ex-U.S. sales of Eligard, expectations for full year profitability in 2004, an anticipated NDA submission for Atrisone in July 2004 and a regulatory submission in Japan for Eligard in early 2005, that these initiatives will provide major impetus for growth in 2004 and 2005, and the company’s expectation for advancing several pipeline products including an Atrigel formulation of octreotide and a localized Atrigel treatment for solid tumors. The company is subject to certain risk factors that may cause actual results to differ materially from anticipated results. Those risks include, but are not limited to, the following: risks associated with product demand, pricing, market acceptance of its current and proposed products, changing economic conditions, risks in product and technology development, the risk that the FDA may not approve the NDAs for Eligard 45mg or Atrisone, and competition from other products and treatments. For additional information about risk factors, please see the reports filed by the company with the SEC, including the company’s Annual Report on Form 10-K for the year ended December 31, 2003. All forward-looking statements in this press release are made as of the date hereof, based on information available to the company as of the date hereof, and the company assumes no obligation to update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.

(Tables follow)

ATRIX LABORATORIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE DATA)

(Unaudited)

	3 Months	3 Months
	Ended	Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,	December 31,
	2003	2002	2003	2002
REVENUE:
Net sales and royalties	$5,666	$1,529	$18,790	$5,749
Contract research and development revenue	6,363	3,856	22,135	14,170
Licensing, marketing rights and milestone revenue	2,076	1,874	8,622	6,465

Total Revenue	14,105	7,259	49,547	26,384

OPERATING EXPENSE:
Cost of sales	1,475	1,428	7,666	3,251
Research and development	9,722	9,227	36,278	32,739
Research and development — licensing fees	—	—	150	—
Administrative and marketing	2,541	3,204	10,420	9,847
Administrative — stock option compensation	—	—	22	1,257

Total Operating Expense	13,738	13,859	54,536	47,094

INCOME (LOSS) FROM OPERATIONS	367	(6,600)	(4,989)	(20,710)

OTHER INCOME (EXPENSE):
Equity in loss of joint venture	—	(32)	(83)	(972)
Investment income	819	1,289	2,877	4,795
Gain (loss) on sale/write-down of securities	—	20	567	(1,071)
Interest expense	—	—	—	(79)
Debt conversion expense	—	—	—	(125)
Gain on extinguished debt	—	—	—	30
Other	(65)	(4)	(88)	(36)

Net Other Income	754	1,273	3,273	2,542

NET INCOME (LOSS)	1,121	(5,327)	(1,716)	(18,168)
Accretion of dividends on preferred stock	(262)	(243)	(1,179)	(946)

NET INCOME (LOSS) APPLICABLE TO COMMON STOCK	$859	$(5,570)	$(2,895)	$(19,114)

BASIC INCOME (LOSS) PER COMMON SHARE:
Net income (loss)	$.05	$(.27)	$(.08)	$(.90)
Accretion of dividends on preferred stock	(.01)	(.01)	(.06)	(.05)

NET INCOME (LOSS) APPLICABLE TO COMMON STOCK	$.04	$(.28)	$(.14)	$(.95)

BASIC WEIGHTED AVERAGE COMMON SHARES
OUTSTANDING	20,626	19,943	20,102	20,077

DILIUTED INCOME (LOSS) PER COMMON SHARE:
Net income (loss)	$.05	$(.27)	$(.08)	$(.90)
Accretion of dividends on preferred stock	(.01)	(.01)	(.06)	(.05)

NET INCOME (LOSS) APPLICABLE TO COMMON STOCK	$.04	$(.28)	$(.14)	$(.95)

DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	21,497	19,943	20,102	20,077

BALANCE SHEET DATA
(IN THOUSANDS)

(Unaudited)

	DECEMBER 31, 2003	DECEMBER 31, 2002
Working capital	$110,780	$114,039
Total assets	149,858	150,025
Deferred revenue	32,415	37,064
Series A convertible exchangeable preferred stock	—	14,514
Shareholders’ equity	103,388	82,255

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